EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL

May 27, 2022

VIA E-MAIL

Bruce Goldsmith

[*]

Re:Terms of Separation and Transition to Advisor

Dear Bruce:

This letter confirms the agreement (“Agreement”) between you and Passage Bio, Inc. (the “Company”) concerning the terms of your separation from employment with the Company and your transition to an advisory role. If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.

1.Separation Date: May 31, 2022 is your last day of employment with the Company (the “Separation Date”).

2.Final Pay: The Company will pay you for all wages, salary, reimbursable expenses previously submitted by you, accrued but unused vacation, and any similar payments due to you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.

3.Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following (collectively, the “Separation Benefits”):

i.Severance. The Company will pay you a lump sum of $566,500, less applicable state and federal payroll deductions, which equals twelve (12) months of your current base salary, payable within thirty (30) days following the Effective Date of this Agreement;

ii.	Pro-rated Bonus Payment. The Company will pay you a lump sum of

$207,432, less applicable state and federal payroll deductions, which equals your annual incentive target bonus amount for 2022, prorated to reflect the number of days you will have been employed by the Company through the Separation Date, payable within thirty (30) days following the Effective Date of this Agreement;

iii.COBRA Payment. The Company will pay you a lump sum of $31,135.25, less applicable state and federal payroll deductions, which is equal to 12 months of the monthly COBRA premium you would be required to pay to continue your group health coverage in effect on the Separation Date, payable within thirty (30) days following the Effective Date of this Agreement;

iv.Advisory Role. Pursuant to the terms of the Advisory Agreement attached hereto as Exhibit A (the “Advisory Agreement”), the Company agrees to engage you as a Board Advisor, with an effective date immediately following the Separation Date, until September 1, 2022, or such earlier date as set forth in the Advisory Agreement (the “Advisory Term”). During the Advisory Term, your existing Company stock options shall continue to vest and continue to be governed by the stock option agreements that you entered into with the Company and applicable equity incentive plan under which the stock options were granted. At the conclusion of the Advisory Term, the vesting of your then-unvested shares subject to your Company stock options shall be accelerated to the twenty-four (24) month anniversary of the last day of the Advisory Term (effective as of the last day of the Advisory Term). In addition: (1) your deadline to exercise your unexercised vested shares subject to the Stock Option Agreement that you entered into with Company on February 10, 2022 (the “2022 Annual Grant”) (including those shares subject to the 2022 Annual Grant that are subject to vesting acceleration as set forth above) will be extended to February 9, 2032; and (2) your deadline to exercise the unexercised vested shares subject to the Stock Option Agreement that you entered into with Company on January 28, 2020 (the “Initial New Hire Grant”) and the Stock Option Agreement that you entered into with the Company on February 16, 2021 (the “2021 Annual Grant”) (including those shares subject to the Initial New Hire Grant and 2021 Annual Grant that are subject to vesting acceleration as set forth above) will be extended to the twelve (12) month anniversary of the last day of the Advisory Term. The Advisory Agreement may only be terminated unilaterally by the Company for your material breach of the Advisory Agreement. Further, please note that if you do not exercise your unexercised vested shares within three (3) months of the Separation Date, all of your unexercised vested shares will cease to have incentive stock option status and will instead be considered nonqualified stock options. Please consult your accountant or tax advisor with respect to this matter; and

v.New Stock Option Grant. The Company will grant you a stock option (the “New Option”) to purchase 100,000 shares of common stock under the Company’s 2020 Equity Incentive Plan at a strike price equal to the fair market value per share as determined by the Board on the date this Agreement is signed by both parties. The New Option shall become fully vested as of September 1, 2022, provided that the Advisory Agreement has not been terminated prior to such date.The vested shares subject to the New Option shall be exercisable until May 26, 2032.

You expressly acknowledge that the Separation Benefits fully satisfy any and all severance obligations the Company may have to you under Section 5 of the Amended and Restated Employment Agreement that you entered into with the Company on February 13, 2020 (the “Employment Agreement”) or otherwise.

4.External Communications: The Company will issue internal communications regarding your separation and transition to an advisory role as set forth substantially in the form attached hereto as Exhibit B. You and the Company agree that all external communications disseminated by either you or the Company regarding your separation and transition to an advisory role shall be consistent with Exhibit B, including but not limited to, the Company’s Form 8-K statements (a form of which is also included in Exhibit B).

5.Resignation from Officer Positions and Board Membership: Effective as of the Separation Date, you hereby resign from all officer and Board of Director positions with the Company and all subsidiaries thereof, without the need of acceptance or any further action by the Company.

6.Return of Company Property: You hereby warrant to the Company that, no later than the last day of the Advisory Term, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control; this includes, without limitation, all documents and data of any nature containing or pertaining to your work with the Company; all company and personal documents, data, files, etc. that relate to the Company or its business;; and all written or electronic documents related to individual employees’ performance.

7.Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by the attached Employee Invention Assignment, Confidentiality, and Non- Competition Agreement (the “EIACNA”, attached as Exhibit C hereto); (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the last day of the Advisory Term, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof. For avoidance of doubt, the term of the post-employment restrictive covenants set forth in Section 14 of the EIACNA shall commence on the Separation Date.

8.	General Release and Waiver of Claims:

a.The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the Pennsylvania Human Relations Act, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b.You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

c.You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity, any claims with respect to your outstanding equity interests in the Company, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

9.	Covenant Not to Sue:

a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.

b.Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

10.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

11.Mutual Non-disparagement: You agree that you will not disparage the Company or their products, services, agents, representatives, directors, officers, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they are employed by or providing board service to the Company, will not disparage you with any written or oral statement. Nothing in this paragraph shall prohibit you or the Company (including its current officers and directors) from providing truthful information in response to a subpoena or other legal process.

12.Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Philadelphia, Pennsylvania through the American Arbitration Association, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

13.Reimbursement of Legal Fees: The Company will reimburse you up to Five Thousand Dollars ($5,000) for legal fees incurred by you in connection with the negotiation and execution of this Agreement. You agree to promptly (and no later than thirty (30) days after the Effective Date) submit appropriate documentation in connection therewith and the Company shall reimburse you for such legal fees no later than thirty (30) days following receipt of such documentation.

14.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.Complete and Voluntary Agreement: This Agreement, together with Exhibits A, B, and C hereto, the Indemnity Agreement, dated February 27, 2020, that you entered into with the Company, and any agreements between you and the Company concerning your equity interests in the Company, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

16.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

17.Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

18.Review of Separation Agreement; Expiration of Offer: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Agreement, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document.

19.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”).

20.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me today. I look forward to continuing to work together and wish you the best in your future endeavors.

Sincerely,

PASSAGE BIO, INC.

By: /s/ Chip Cale

Edgar B. (Chip) Cale

General Counsel and Corporate Secretary

READ, UNDERSTOOD AND AGREED

/s/ Bruce Goldsmith Date: 5/27/2022

Bruce Goldsmith

EXHIBIT A

VIA E-MAIL

Bruce Goldsmith

[*]

Re: Advisory Services to Passage Bio, Inc.

Dear Bruce:

This letter agreement is to confirm our understanding with respect to your role as a Board Advisor to Passage Bio, Inc. (the “Company”). The Company looks forward to a beneficial association with you on the following terms, which are hereby made effective as of June 1, 2022 (the “Effective Date”):

1.Advisory Services; Compensation. As a Board Advisor, you agree to provide the Company’s Board of Directors (the “Board”) and the Company’s interim Chief Executive Officer with transition support, assistance with the hiring and appointment of a permanent Chief Executive Officer, and the transitioning of the responsibilities, duties, and knowledge relative to your position, up to approximately ten (10) hours per week during the Advisory Term (the “Advisory Services”). The Company will pay you a fee of $50,000 per month for the Advisory Services, for which the Company will issue you an IRS Form 1099-MISC.

2.Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with the Advisory Services, provided that the interim Chief Executive Officer of the Company approves any such expenses in advance.

3.Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. You agree that you are obligated to report as income all consideration that you receive in connection with the Advisory Services, and you agree to pay all self-employment and other taxes thereon.

4.Property of the Company. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the Advisory Services. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.

5.Confidential Information. You recognize that, in the course of performing the Advisory Services, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 5 or otherwise in this letter agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 1.

6.Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

7.Term and Termination. This letter agreement will commence on the Effective Date and will automatically expire on September 1, 2022, unless terminated earlier in accordance with the terms hereof (the “Advisory Term”). The parties may terminate this letter agreement prior to September 1, 2022 through mutual agreement and either party may terminate this letter agreement prior to September 1, 2022 if the other party breaches any material term of this letter agreement and fails to cure such breach within thirty (30) days following written notice thereof from the non-breaching party.

8.Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the Commonwealth of Pennsylvania, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed letter agreement to me.

Very truly yours,

PASSAGE BIO, INC.

By:  /s/ Chip Cale

Edgar B. (Chip) Cale

General Counsel and Corporate Secretary

AGREED AND CONSENTED TO:

/s/ Bruce Goldsmith

[Signature]

DocuSign Envelope ID: 03274A17-375E-4D30-A92E-B2A5F980A317

EXHIBIT 1

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT B

COMMUNICATIONS/FORM 8-K

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EXHIBIT C

EMPLOYEE INVENTION ASSIGNMENT, CONFIDENTIALITY, AND NON- COMPETITION AGREEMENT

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